Exhibit 16.1

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen's Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086
ALBERT WONG
Sc,, ACA.,LL., B.,
CPA (Practising)

May 7, 2012

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
Washington, DC 20549

Re: Jinmimi Network Inc.

Commission File Number 333-156950

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made regarding our firm by Jinmimi Network Inc. in Item 4.01 of its Form 8-K dated May 7, 2012, captioned "Changes in Registrant's Certifying Accountant." We have no basis on which to agree or disagree with any other statements made in the Current Report on Form 8-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ Albert Wong & Co.

Albert Wong & Co.